UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 31, 2007

Date of Report (Date of earliest event reported)

REGENERX BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15070	52-1253406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 630, Bethesda, MD		20814
(Address of principal executive offices)		(Zip Code)

(301) 280-1992

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Warrant Extensions

As previously reported on January 6, 2005, RegeneRx Biopharmaceuticals, Inc. (the “Company”) entered into agreements with certain accredited investors (the “Investors”) with respect to the sale of an aggregate of approximately $5.86 million of the Company’s common stock in a private placement transaction (the “Offering”). In connection with the Offering, the Company also issued warrants to the Investors to purchase over a period of three years up to an aggregate of 451,270 shares of its common stock at $4.06 per share pursuant to warrant agreements (the “Investor Warrants”).  The Investor Warrants were set to expire between December 31, 2007 and January 7, 2008.  In addition, the Company also issued to ThinkEquity Partners L.L.C. (“ThinkEquity” and, along with the Investors, the “Warrant Holders”), which acted as placement agent in connection with the Offering, a warrant to purchase over a period of three years up to an aggregate of 11,539 shares of its common stock at $4.05 per share (the “Placement Agent Warrant” and, along with the Investor Warrants, the “Warrants”). Copies of the Warrants were previously filed as exhibits to the Company’s current report on Form 8-K, filed on January 6, 2005.  None of these Warrants has been exercised to date.  Effective as of December 31, 2007, the Company amended the terms of the Warrants to extend the expiration date of each Warrant to March 31, 2008 and to eliminate the cashless exercise provisions of these Warrants.  The Company may, but is under no obligation to, extend the expiration of these Warrants further.  None of the Warrant Holders paid any additional consideration for these amendments.  A copy of the form of amendment to the Investor Warrants and the Placement Agent Warrant are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 3.02               Unregistered Sales of Equity Securities.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by this reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

99.1	Form of Amendment to Investor Warrant.
99.2	Form of Amendment to Placement Agent Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.
By:	/s/ C. NEIL LYONS
C. Neil Lyons
Chief Financial Officer

Date: January 7, 2008